UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 31, 2015

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code  (651) 636-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Amendment of Loan and Security Agreement.

On March 31, 2015, IntriCon Corporation (the “Company”) and its domestic subsidiaries entered into a Seventh Amendment to the Loan and Security Agreement with The PrivateBank and Trust Company. The amendment, among other things:

•	extended the term loan and revolving loan maturity date to February 28, 2019;

•	increased the Company’s term loan to $5.0 million from its then current balance of $1.75 million, as a result of which the Company today borrowed an additional $3.25 million under the term loan facility; the term loan is amortized in quarterly principal installments of $250,000 plus accrued interest, with the first payment due on June 30, 2015, and any remaining principal and accrued interest is payable on February 28, 2019;

•	amended the applicable base rate margin, applicable LIBOR rate margin, applicable LOC fee and applicable non-use fee based on the then applicable leverage ratio;

•	increased the annual capital expenditure limit to $4.5 million; and

•	implemented investment provisions to allow for up to $4.0 million investment spending prior to requiring bank approval.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to such document, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release issued in connection with the amendment described above is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

99.1  Press Release dated March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

	By:	/s/ Scott Longval
	Name:	Scott Longval
	Title:	Chief Financial Officer
Date: March 31, 2015

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated March 31, 2015.